STERLING
Oil & Gas Company

January 14, 2008

UNITED STATES SECURITIES
  AND EXCHANGE COMMISSION
DIVISION OF CORPORATION FINANCE
H. Roger Schwall, Assistant Director
ATTN:  Mellissa Campbell Duru
Mail Stop 7010
450 5th Street NW
WASHINGTON, D.C. 20549

Sterling Oil & Gas
Registration Statement on Form 10SB
File No. 0-52959
Filed: December 7, 2007

To Whom It May Concern:

In connection with the foregoing filing of Sterling Oil & Gas (the “Company”), the Company hereby understands and states that:

•the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,
Sterling Oil & Gas

__/s/______________________
Richard G. Stifel, CFO

201 S. LAKEWAY SUITE 903, GILLETTE, WY 82718                                                                                                                                           404 n. 31ST ST., SUITE 109, BILLINGS, MT 59101